                                                                      EXHIBIT 13


         Financial statements 1997

         of

         Chiron Behring GmbH & Co

         Marburg

BALANCE SHEET

                                                 NOTE    DEC 31, 97   DEC 31, 96
                                                           DM'000       DM'000
ASSETS

Intangible fixed assets                                         607       1,206
Tangible fixed assets                                        16,645      15,948
                                                        -----------  ----------
                                FIXED ASSETS     (1)         17,252      17,154
Inventories                                      (2)         49,603      38,221
Receivables and other assets
     Trade receivables                           (3)         45,739      17,526
     Other receivables and other assets          (4)         99,863      49,628
                                                        -----------  ----------
                                                            145,602      67,154
Checks, cash on hand and in Deutsche                              1           0
Bundesbank, Postbank and other banks
Prepaid expenses and deferred charges                             3           5
                                                        -----------  ----------
                              CURRENT ASSETS                195,209     105,380
                                                        -----------  ----------
                                                            212,461     122,534
                                                        -----------  ----------
                                                        -----------  ----------
PARTNERS' EQUITY AND LIABILITIES
Partners' equity
     Limited partner capital                                 66,756      66,756
                                                        -----------  ----------
                                                             66,756      66,756
Accruals
     Accruals for pensions and similar           (5)         10,391       8,089
     obligations
     Accruals other than for pensions            (6)         15,640       7,696
                                                        -----------  ----------
                                                             26,031      15,785
Accounts payable                                 (7)
     Financial debt                                               0           2
     Trade payables                                          13,810       5,783
     All other payables                                     105,864      34,208
     including retained 1996 and 1997 profits
     (KDM 19,333 and KDM 63,761 respectively)
                                                        -----------  ----------
                                                            119,674      39,993
                                                        -----------  ----------
                                                            212,461     122,534
                                                        -----------  ----------
                                                        -----------  ----------

STATEMENT OF INCOME

                                                 NOTE       1997       JUL 1 TO
                                                           DM'000     DEC 31, 96
                                                                        DM'000
Sales                                             (8)       301,855      147,808
Cost of sales                                              -156,971      -93,809
                                                        -----------   ----------
GROSS PROFIT ON SALES                                       144,884       53,999
Distribution expenses                                       -21,558      -10,997
Research costs                                              -32,156      -16,306
General administrative expenses                             -18,023       -6,808
Other operating income                                          756        2,187
Other operating expenses                                       -277         -610
Net interest income                               (9)         2,355          501
of which received from affiliated
companies KDM 2,356
                                                        -----------   ----------
PROFIT ON ORDINARY ACTIVITIES                                75,981       21,966
Taxes                                            (10)       -12,220       -2,633
                                                        -----------   ----------
NET INCOME                                                   63,761       19,333
                                                        -----------   ----------
                                                        -----------   ----------

CHIRON BEHRING GMBH & CO, MARBURG

NOTES TO THE FINANCIAL STATEMENTS 1997


APPLICATION OF THE COMMERCIAL CODE

The Partnership's financial statements have been prepared in conformity with the provisions of sections 264ff of the German Commercial Code applicable to large corporations. Advantage has been taken of certain exemptions.

ACCOUNTING POLICIES

Certain items in the balance sheet and statement of income have been combined to make the financial statements easier to read. Details are given in the notes.

Where special depreciation or a special write-down has been provided to write an asset down to a lower value attributable to it at the balance sheet date, and the reason for doing so has ceased to exist, such depreciation or write-down is reversed only if no option to retain the lower value is available. This applies both to fixed assets and current assets.

Purchased intangible assets are recorded at cost and amortized systematically by the straight-line method. The amortization period varies between three and five years.

Tangible fixed assets are recorded at cost. Assets of limited useful life are depreciated over their expected economic useful life. A remaining useful life of three years is assumed for tangible fixed assets that were already fully depreciated, or had a remaining useful life of less than three years, at Hoechst AG.

Purchased additions to tangible fixed assets are normally depreciated by the declining-balance method. The declining-balance method is used until the straight-line method produces higher depreciation charges. The purchase or manufacturing cost of low value fixed assets costing not more than DM 800 each excluding VAT is written off completely in the year of acquisition and included under disposals.

Inventories are stated at average purchase or manufacturing cost. Where replacement or reproduction cost or net realizable values arrived at from selling prices are lower than such average purchase or manufacturing cost, inventories are written down to the lowest of these values. Manufacturing cost includes direct costs, reasonable parts of materials and production overhead and straight-line depreciation. Interest on borrowings is not included in inventory valuation. Reproduction cost is arrived at assuming normal levels of facility utilization. Net realizable values reflect foreseeable losses. Reasonable valuation allowances are set up to reflect diminutions in value not identifiable individually.

Trade and other receivables are stated at nominal or face amount less allowances for specific doubtful accounts and general allowances for credit risks. Receivables from affiliated companies arising from the supply of goods and services are included under trade receivables.

Accruals are set up in amounts dictated by prudent business judgment.

Accounts payable are stated at the amounts actually payable.

Receivables and payables denominated in a foreign currency are translated at historical buying or selling rates, respectively. Where the corresponding rates in operation at the balance sheet date are lower (receivables) or higher (payables), these rates are used. Receivables and payables are shown without netting, in contrast to the previous year.

NOTES TO THE BALANCE SHEET AND STATEMENT OF INCOME

The balance sheet and statement of income figures are not fully comparable with those of the prior year, because 1996 was a short fiscal year.

(1)   MOVEMENTS IN FIXED ASSETS



                                                                  PURCHASING OR MANUFACTURING COST
                                                            ----------------------------------------------
                                                            JAN 1, 97   ADDITIONS   DISPOSALS   DEC 31, 97

                                                              DM'000      DM'000      DM'000      DM'000
INTANGIBLE FIXED ASSETS
Concessions, industrial and similar rights
and assets and licenses in such rights and assets                 394         331         115         610
Advance payments                                                  918           0         612         306
                                                            ----------------------------------------------
                                                                1,312         331         727         916
                                                            ----------------------------------------------

TANGIBLE FIXED ASSETS
Buildings                                                           0         139           0         139
Technical equipment and machinery                              10,422         109          46      10,485
Other equipment, factory and office equipment                   8,881       4,324         765      12,440
Advance payments and construction in progress                       0       2,329           0       2,329
                                                            ----------------------------------------------
                                                               19,303       6,901         811      25,393
                                                            ----------------------------------------------
                                                               20,615       7,232       1,538      26,309


                                                             AMORTIZATION AND DEPRECIATION
                                                     ----------------------------------------------      BALANCE     BALANCE
                                                     JAN 1, 97   ADDITIONS   DISPOSALS   DEC 31, 97       SHEET       SHEET
                                                                                                        DEC 31, 97  DEC 31, 96
                                                      DM'000      DM'000      DM'000       DM'000         DM'000      DM'000
INTANGIBLE FIXED ASSETS
Concessions, industrial and similar rights
and assets and licenses in such rights and assets          106         318         115          309            301         288
Advance payments                                             0           0           0            0            306         918
                                                     ----------------------------------------------     ----------------------
                                                           106         318         115          309            607       1,206
                                                     ----------------------------------------------     ----------------------
TANGIBLE FIXED ASSETS
Buildings                                                    0           7           0            7            132           0
Technical equipment and machinery                        1,672       2,297          13        3,956          6,529       8,750
Other equipment, factory and office equipment            1,683       3,830         728        4,785          7,655       7,198
Advance payments and construction in progress                0           0           0            0          2,329           0
                                                     ----------------------------------------------     ----------------------
                                                         3,355       6,134         741        8,748         16,645      15,948
                                                     ----------------------------------------------     ----------------------
                                                         3,461       6,452         856        9,057         17,252      17,154

(2)  INVENTORIES (DM'000)

                                                       DEC 31, 97    DEC 31, 96
                                                       ----------    ----------
       Raw materials, auxiliary materials and               3,693        11,032
       consumables
       Work in progress                                    32,451        15,068
       Products and merchandise                            13,459        12,121
                                                           ------        ------
       TOTAL                                               49,603        38,221

     The prior year figures have been restated, because inventories of licensed products previously included under merchandise are now (1997) included under raw materials, auxiliary materials and consumables (if unprocessed), work in progress (if partly processed) or products and merchandise (if ready for sale).


(3)  TRADE RECEIVABLES (DM'000)

                                                       DEC 31, 97    DEC 31, 96
                                                       ----------    ----------
       Receivable from customers                           25,867        12,485
       Receivable from affiliated companies                19,872         5,041
                                                           ------         -----
       TOTAL                                               45,739        17,526

(4)  OTHER RECEIVABLES AND OTHER ASSETS (DM'000)

                                                       DEC 31, 97    DEC 31, 96
                                                       ----------    ----------
       Other receivables from affiliated                   98,727        44,664
       companies
       Other assets                                         1,136         4,964
                                                            -----         -----
       TOTAL                                               99,863        49,628

     The receivables and other assets mature in less than one year.

(5)  ACCRUALS FOR PENSIONS AND SIMILAR OBLIGATIONS

     Accruals for pensions and similar obligations are set up for pension entitlements and current pensions. The amounts of the accruals are arrived at by the "Teilwert" method described in section 6a of the German Income Tax Law (roughly equivalent to the "entry-age normal" method) using actuarial methods and applying the discount rate of 6% required by that statute. Valuation of the obligations is based on the "PK-Chemie 1996 R" mortality tables. The increase in pension accruals is due principally to the substitution of these tables for the mortality tables used the year before (those of Dr. Klaus Heubeck).


(6)  ACCRUALS OTHER THAN FOR PENSIONS (DM'000)

                                                       DEC 31, 97    DEC 31, 96
                                                       ----------    ----------
       Taxes                                                1,359           261
       Risks associated with uncompleted
       transactions                                         3,168         1,500
       Employee-related obligations                         1,705         1,089
       Uncertain liabilities                                9,408         4,846
                                                            -----         -----
       TOTAL                                               15,640         7,696

(7)  ACCOUNTS PAYABLE (DM'000)



                                  FINANCIAL DEBT                    TRADE PAYABLES                     ALL OTHER
                                                                                                       PAYABLES
                             DEC 31, 97      DEC 31, 96       DEC 31, 97      DEC 31, 96       DEC 31, 97      DEC 31, 96
                             ----------      ----------       ----------      ----------       ----------      ----------
Amounts owed to banks                 0               2                0               0                0               0
Trade payables                        0               0           13,810           5,783                0               0
Amounts owed to partners              0               0                0               0           83,116          24,831
Amounts owed to affiliated            0               0                0               0            6,117              99
companies
Other payables                        0               0                0               0           16,631           9,278
                                     --              --           ------          ------           ------           -----
TOTAL                                 0               2           13,810           5,783          105,864          34,208
                                     --              --           ------          ------           ------           -----
                                     --              --           ------          ------           ------           -----

     The payables all mature in less than one year from the balance sheet date.

     Other payables include KDM 448 relating to social security and KDM 5,063 relating to taxes.

     Amounts owed to partners include the retained net income of KDM 63,761 attributable to the two partners.

(8)  SALES

     In the short fiscal year 1996, KDM 1,106 of the sales revenue was generated during the period April 1 through June 30, 1996. The Partnership did not commence operations until July 1, 1996, because of outstanding approvals; Behringwerke AG therefore used the facility from April 1 through June 30, 1996, under an operating lease. The rentals were included under sales.


                                         1997             JUL 1 TO DEC 31, 96
                                         ----             -------------------
                                        DM'000     %       DM'000         %
                                        ------     -       ------         -
a) BY ACTIVITY
Vaccines (products and merchandise)     231,945      77      114,758         78
Other                                    69,910      23       33,050         22
                                        -------              -------
TOTAL                                   301,855     100      147,808        100

b) BY REGION
Germany                                 244,502      81      114,140         77
Other countries                          57,353      19       33,668         23
                                        -------              -------
TOTAL                                   301,855     100      147,808        100

"Other" includes revenue from services and commission income on commission business.

(9)  NET INTEREST INCOME

                                                    1997            JUL 1 TO
                                                    ----            --------
                                                                   DEC 31, 96
                                                                   ----------
                                                   DM'000            DM'000
                                                   ------            ------
     Other interest and similar income                2,372              541
     of which received from affiliated companies      2,372              541
     Interest and similar expense                       -17              -40
     of which paid to affiliated companies              -16              -40
                                                      -----              ---
     TOTAL                                            2,355              501

(10) TAXES

                                                    1997           JUL 1 TO
                                                    ----           --------
                                                                  DEC 31, 96
                                                                  ----------
                                                   DM'000           DM'000
                                                   ------           ------
     Municipal trade tax on income                    9,982            2,372
     Addition to general accrual for tax risks        1,098              261
     Municipal trade tax on capital                   1,139                0
     Motor vehicle tax                                    1                0
                                                     ------            -----
     TOTAL                                           12,220            2,633


     OTHER PARTICULARS

(11) COST OF MATERIALS

                                                     1997         JUL 1 TO
                                                     ----         --------
                                                                 DEC 31, 96
                                                                 ----------
                                                    DM'000         DM'000
                                                    ------         ------
     Cost of raw materials, auxiliary                48,307         20,990
     materials, consumables and merchandise
     Cost of purchased services                      41,205         18,083
                                                     ------         ------
     TOTAL                                           89,512         39,073

     Cost of purchased services includes energy and contract processing.

(12) PERSONNEL EXPENSES

                                                     1997        JUL 1 TO
                                                     ----        --------
                                                                DEC 31, 96
                                                                ----------
                                                    DM'000        DM'000
                                                    ------        ------
     Wages and salaries                              56,026         21,905
     Social security, pension and other              12,008          4,108
     benefits
     of which for pensions                           (2,780)          (648)
                                                     ------         ------
     TOTAL                                           68,034         26,013



     EMPLOYEES, ANNUAL AVERAGES

                                                    1997         JUL 1 TO
                                                    ----         --------
                                                                 DEC 31, 96
                                                                 ----------
     Production and auxiliary plant                   193              187
     Distribution                                     188              179
     Research                                         102               93
     Administration, other activities                  40                2
                                                      ---              ---
     TOTAL                                            523              461

     In 1997, the administrative work was done by the Partnership's own newly established administrative function, as planned.


     OTHER FINANCIAL COMMITMENTS


     The Partnership operates in buildings belonging to InfraServ GmbH & Co. Marburg KG, which it has taken on long-term lease. Annual rentals amount to DM 13.97 million (rounded).


(13) EMOLUMENTS OF THE GENERAL MANAGER

     The Partnership chose not to disclose this information, as permitted by section 286(4) of the Commercial Code.

(14) SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Financial Statements of Chiron Behring GmbH & Co ("Chiron Behring") for the year ended December 31, 1997 comply with German GAAP, which differs in certain significant respects from U.S. GAAP. Since under German tax law a company's financial statements prepared under commercial law (HGB) are also the basis of its tax balance sheet, tax considerations influence their preparation.

     The significant differences with respect to the Financial Statements of Chiron Behring for the year ended December 31, 1997 are set out below:

     TANGIBLE FIXED ASSETS

     Chiron Behring depreciates tangible fixed assets partly based upon higher depreciation rates permitted by German tax law. Under U.S. GAAP, tangible assets are generally depreciated on a straight-line basis through the income statement over their estimated useful life.

     INVENTORIES

     Inventory valuation methods according to German GAAP generally tend to be more conservative than under U.S. GAAP. Manufacturing cost under German GAAP includes at least all direct costs. The capitalization of appropriate portions of indirect costs is optional, while manufacturing cost under U.S. GAAP includes all direct and indirect costs related to the production of an asset.

     TRADE RECEIVABLES

     The calculation of the allowance for doubtful accounts is more restrictive under U.S. GAAP than under German GAAP as German GAAP permits the recording of a general allowance in addition to an allowance for specific risks.

     ACCRUALS FOR PENSIONS AND SIMILAR OBLIGATIONS

     Chiron Behring provides for pension costs and similar obligations, including postretirement benefits, based upon actuarial valuations using the entry age method as defined in the German tax code (Section 6a EStG). U.S. GAAP is more prescriptive particularly as to the use of actuarial assumptions and requires a different actuarial method (the projected unit credit method) be used. Under U.S. GAAP, pension costs and similar obligations are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions", while postretirement benefits are accounted for in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

     ACCRUALS OTHER THAN FOR PENSIONS

     German GAAP permits the recognition of accruals or provisions for uncertain liabilities and loss contingencies. The amount of such accruals or provisions represents the anticipated expenses of the company. Under U.S. GAAP, an accrual for a loss contingency is recorded by a charge to income if it is both probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Less precisely determinable reserves for future losses, costs or risks do not meet the criteria for accrual under U.S. GAAP, but do for German GAAP.

     As required by German GAAP, accruals must be set up for necessary repairs and maintenance expense incurred not in the financial year but within the first three months of the following year. Under U.S. GAAP, these costs are recognized in the periods incurred.

     DEFERRED TAXES

     Under German GAAP, deferred tax assets and liabilities are not generally recognized for all differences between the book carrying values and tax bases of the assets and liabilities. Deferred taxes are not provided for differences that are not expected to reverse in the foreseeable future. Furthermore, deferred tax liabilities are required to be recorded, while recording deferred tax assets is optional.

     Under U.S. GAAP, with some exceptions deferred tax assets and liabilities are recognized for all temporary differences between the book carrying values and tax bases of the assets and liabilities using the enacted tax rate for the periods in which the temporary differences are expected to reverse. In addition, a valuation allowance is established when it is more likely than not deferred tax assets will not be realized.

     STATEMENT OF INCOME

     Reclassifications with the Statement of income are made between German and U.S. GAAP affecting amounts reported under cost of sales and distribution expenses.

     IMMATERIAL OTHER DIFFERENCES

     There are other differences between German and U.S. GAAP that are not material to the 1997 financial statements of Chiron Behring.

ADVISORY BOARD


Prof. Dr. Dr. Uwe Bicker, Chairman

Dr. Bernd Neuefeind (until July 24, 1997)

Dr. William J. Rutter

Magnus Lundberg



MANAGEMENT

General Manager of the Partnership is the General Manager (Chief Executive Officer) of the general partner. The sole General Manager of Chiron Behring GmbH Verwaltungsgesellschaft is

-    Heinz von Prondzynski

who is entered as such in the Commercial Register.

The Partnership is included in the consolidated financial statements prepared by Hoechst Aktiengesellschaft, Frankfurt/Main. The consolidated financial statements are filed with the Frankfurt/Main Commercial Register.

Marburg, January 26, 1998

Chiron Behring GmbH & Co




Heinz von Prondzynski

AUDIT OPINION


We have audited the accompanying financial statements of Chiron Behring GmbH & Co (Chiron Behring) as of and for the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Germany which, as applied by us, are substantially the same as those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We have expressed the following unqualified opinion on the 1997 German financial statements of Chiron Behring:

"The accounting and the annual financial statements, which we have audited in accordance with professional standards, comply with the German legal provisions and the supplementary provisions of the Partnership Agreement, the Purchase and Assignment Agreement between 31. Corsa Verwaltungsgesellschaft mbH and Hoechst AG (as successor to Behringwerke AG), the Contribution Agreement between Hoechst AG and Chiron Behring GmbH & Co and other agreements supplementing those agreements. With due regard to the generally accepted accounting principles the annual financial statements give a true and fair view of the assets, liabilities, financial position and profit of Chiron Behring GmbH & Co."

The Chiron Behring GmbH & Co 1997 Financial Statements comply with Generally Accepted Accounting Principles in Germany (German GAAP). German GAAP differs in certain significant respects from Generally Accepted Accounting Principles in the United States of America (U.S. GAAP). Such differences include those qualitatively described in footnote 14 which does not form a part of the company's 1997 German GAAP Financial Statements but rather is provided to satisfy the requirements of the United States Securities and Exchange Commission (SEC).

Frankfurt am Main, January 26, 1998
except for Note 14, which is dated May 27, 1998
C&L DEUTSCHE REVISION
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft